                                                                   Exhibit 10.67


                                                                  Execution Copy







                           COMMERCIALIZATION AGREEMENT


                                  by and among


                          ANDRX PHARMACEUTICALS, INC.,


                                 GENPHARM, INC.


                                       and


                          KREMERS URBAN DEVELOPMENT CO.


                          dated as of October 30, 2002

                           COMMERCIALIZATION AGREEMENT

         This COMMERCIALIZATION AGREEMENT, dated as of October 30, 2002 (this "AGREEMENT"), is by and among ANDRX PHARMACEUTICALS, INC., a Florida corporation ("ANDRX"), GENPHARM, INC., a Canadian corporation ("GENPHARM"), and KREMERS URBAN DEVELOPMENT CO., a Delaware corporation ("KUDCO").

                               W I T N E S S E T H

         WHEREAS, ANDRX, GENPHARM and KUDCO are engaged, among other things, in the business of developing, manufacturing and/or marketing the generic forms of pharmaceutical products; and

         WHEREAS, KUDCO desires that the KUDCO Product, a bioequivalent version of the branded pharmaceutical product Prilosec(R), is launched for commercial sale in the United States at the soonest practicable time;

         NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, hereby agree as follows:


                                    SECTION 1

                                   DEFINITIONS

         1.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "ACTIVITIES" shall mean the manufacturing, marketing and selling of one of the ANDRX Product, GENPHARM Product or KUDCO Product, as applicable, in the Territory, including all regulatory actions in connection therewith.

         "AFFILIATES" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this Agreement, the term "controlled" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

         "ANDRX ANDA" shall mean Abbreviated New Drug Application No. 75-347, as in effect from time to time, and any other Abbreviated New Drug Application now or hereafter owned or controlled by ANDRX or any of its Affiliates, but in each case only in connection with a 10 mg or 20 mg omeprazole delayed-release pharmaceutical product.

         "ANDRX PRODUCT" shall mean any pharmaceutical product defined in the ANDRX ANDA.

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         "APPELLATE COURT DECISION" (*)

         "APPELLATE COURT DECISION DATE" shall mean the date on which an Appellate Court Decision is final and a mandate has issued.

         "ASTRA" shall mean Astra Aktiebolag et al. and its Affiliates.

         "BUSINESS DAY" shall mean a day on which commercial banks are open for business in Milwaukee, Wisconsin, Toronto, Ontario and Miami, Florida.

         "COMMERCIAL LAUNCH DATE" shall mean the first date on which an aggregate amount of at least 60,000,000 capsules of the KUDCO Product have been commercially sold in the Territory, or, if earlier, the effective date of any Injunction, provided that KUDCO receives Net Damages as a result of such Injunction equal to at least the Net Profit that would have been earned on 60,000,000 capsules.

         "COSTS OF GOODS SOLD" (*)

         "DAMAGES" shall mean any and all actions, costs, losses, claims, liabilities, fines, penalties, royalties, demands, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred or suffered by a party hereto (including interest which may be imposed in connection therewith).

         "EXCLUSIVITY PERIOD" shall mean the one hundred eighty (180) day exclusive marketing period awarded to ANDRX and/or GENPHARM under the Hatch-Waxman Act in connection with the ANDRX ANDA and GENPHARM ANDA.

         "FDA" shall mean the United States Food and Drug Administration.

         "FDCA" shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

         "GAAP" shall mean generally accepted accounting principles in the United States, as from time to time in effect.

         "GENPHARM ANDA" shall mean Abbreviated New Drug Application No. 75-268, as in effect from time to time, and any other Abbreviated New Drug Application now or hereafter owned or controlled by GENPHARM or any of its Affiliates, but in each case only in connection with an 10 mg or 20 mg omeprazole delayed-release pharmaceutical product.

         "GENPHARM PRODUCT" shall mean any pharmaceutical product defined in the GENPHARM ANDA.

------------------------------
(*) Marked text omitted pursuant to an application for an order for confidential treatment filed separately with the Securities and Exchange Commission (the "Commission") by Andrx Corporation.


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


         "GROSS MARGIN" shall mean, for the KUDCO Product during any period, (a) the Net Sales of such Product during such period, less (b) the Cost of Goods Sold for such Product during such period.

         "HATCH-WAXMAN ACT" shall mean "The Drug Price Competition and Patent Term Restoration Act of 1984", Pub. L. No. 98-417, 98 Stat. 1585 (1984) (codified as amended in scattered sections of 15 U.S.C., 21 U.S.C., 28 U.S.C., 35 U.S.C., and 42 U.S.C.), as amended from time to time.


         "INJUNCTION" shall mean a temporary restraining order, a preliminary injunction, an injunction or other equitable relief granted by any court, administrative agency, arbitrator or government body that prohibits or prevents KUDCO from conducting Activities involving the KUDCO Product.


         "KUDCO ANDA" shall mean Abbreviated New Drug Application No. 75-410, as in effect from time to time.

         "KUDCO PRODUCT" shall mean (i) the pharmaceutical product defined in the KUDCO ANDA, and (ii) any version of the pharmaceutical product Prilosec(R), the rights to which KUDCO or its Affiliates directly or indirectly receives from Astra.

         "MONTH" shall mean, as the case may be, one of the twelve calendar months in any calendar year.

         "NET DAMAGES" shall mean (a) seventy-two percent (72%) of the aggregate amount of any money damages actually received by KUDCO in any litigation or settlement relating to an Injuction in respect of lost sales of the KUDCO Product during the Profit Share Time Periods, LESS (b) to the extent not awarded or otherwise received in connection with litigation or settlement, the aggregate amount of any fees, costs or expenses incurred by KUDCO or its Affiliates in connection with (i) such Injunction, (ii) any related litigation and/or (iii) the settlement thereof.

         "NET PROFIT" shall mean, for the KUDCO Product during any period, (a) the Gross Margin of such Product during such period, less (b) the Other Costs related to the KUDCO Product during such period.

         "NET SALES" shall mean, with respect to the KUDCO Product, the gross amount invoiced to Third Parties for the KUDCO Product in the Territory, less provisions for:

         (a) reasonable and customary trade discounts, promotional allowances, cash discounts, customer refunds and credits (excluding returns, which are treated below), customer and government rebates and any other similar allowances which effectively reduce the net selling price to the extent incurred and as evidenced and supported by written arrangements;

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

         (b) returns based on KUDCO's historical experience, currently estimated at 2%, and specific returns when known, probable and estimable, and in excess of the existing allowance;

         (c) chargebacks based upon historical experience and/or similar experience with existing single source or multi-source generic products (as then applicable) adjusted on a timely basis for known and estimable events as evidenced by written arrangements; and

         (d) specific retroactive price or shelf stock adjustments and price equalizations when known, probable and estimable.

If KUDCO or any of its respective Affiliates sells the KUDCO Product in combination with any other product at a single price or rate or at a discount for collectively buying such products, then Net Sales with respect to the KUDCO Product shall equal the number of units of the KUDCO Product sold together with the non-KUDCO Product multiplied by the lowest net selling price at which KUDCO sold the KUDCO Product individually to similar customers for similarly sized orders.

Such amounts shall be determined in accordance with GAAP, consistently applied.

         "OTHER COSTS" (*)

         "PDMA" shall mean the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules or regulations promulgated thereunder.

         "PERSON" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

         "PRILOSEC(R) LITIGATION" shall mean the patent infringement lawsuits filed by Astra against, INTER ALIA, ANDRX, GENPHARM, Cheminor Drugs, Ltd. (now Dr. Reddy's Laboratories, Inc.), Schwarz Pharma, Inc. and KUDCO under 35 U.S.C.ss.271(e)(2) regarding omeprazole (Prilosec(R)), consolidated before Judge Barbara S. Jones of the United States District Court for the Southern District of New York as IN RE OMEPRAZOLE (S.D.N.Y., MDL Docket No. 1291 (BSJ)).

         "PRILOSEC(R) APPEAL" shall mean any appeal(s) from the judgment entered in the Prilosec(R) Litigation, or any portion thereof, including without limitation any appeal(s) relating to the validity, enforceability, or infringement of any of the patents that were the subject of the Prilosec(R) Litigation.

         "PROPRIETARY INFORMATION" shall mean, as the case may be, ANDRX Proprietary Information, GENPHARM Proprietary Information or the KUDCO Proprietary Information.

------------------------------
(*) Marked text omitted pursuant to an application for an order for confidential treatment filed separately with the Commission by Andrx Corporation.

         "PRUDENT PRACTICES" shall mean, with respect to a particular act or omission, that such act or omission is (i) in accordance with reasonably prudent practices of the pharmaceutical industry in the Territory, (ii) with respect to ANDRX and GENPHARM, after an Appellate Court Decision in favor of ANDRX or GENPHARM, as applicable, (iii) not prohibited by any judgment, order, injunction (including any Injunction), decree or award of any court, administrative agency, arbitrator or government body against or binding upon, ANDRX, GENPHARM or KUDCO, as applicable, or upon the securities, property or business of ANDRX, GENPHARM, or KUDCO, as applicable, or (iv) not in violation of any applicable law or regulation of any jurisdiction as such law or regulation relates to ANDRX, GENPHARM or KUDCO, as applicable, or to the property or business of ANDRX, GENPHARM or KUDCO, as applicable.

         "TERRITORY" shall mean the fifty (50) states, the District of Columbia and the territories, protectorates and possessions comprising the United States of America, including Puerto Rico.

         "THIRD PARTY" shall mean, with respect to any Person party hereto, any other Person that is not an Affiliate of such Person party hereto.

         1.2 INTERPRETATION. Unless otherwise provided, for purposes of this Agreement, the following rules of interpretation shall apply:

         ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

         TIME PERIOD. In the event that any act is to be done or step to be taken pursuant to this Agreement on a day which is not a Business Day, such act may be done or step taken on the next succeeding Business Day.

         GENDER AND NUMBER. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

         HEADINGS. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

         HEREIN. The words such as "HEREIN", "HEREINAFTER", "HEREOF" and "HEREUNDER" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

         INCLUDING. The word "INCLUDING" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

         SCHEDULES AND EXHIBITS. The SCHEDULES and EXHIBITS attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                                    SECTION 2

                                 PRODUCT LAUNCH

         2.1 GENERAL. ANDRX, GENPHARM and KUDCO acknowledge and agree that a purpose of this Agreement is to accelerate KUDCO's ability to be in a position to launch the KUDCO Product, a bioequivalent version of the branded pharmaceutical product Prilosec(R), should it determine to do so, for commercial sale in the Territory at the soonest practical time in accordance with this Agreement.

         2.2      LAUNCH OF KUDCO PRODUCT.

                  (a) KUDCO desires and hereby agrees to launch, if in accordance with clause (iii) and clause (iv) of the definition of Prudent Practices, the KUDCO Product for commercial sale in the Territory as soon as practical following the date the FDA grants KUDCO final approval to market the KUDCO Product. ANDRX and GENPHARM acknowledge that KUDCO has informed them that such launch shall not occur earlier than December 2, 2002.

                  (b) Attached as EXHIBIT A hereto are two letters, dated as of the date hereof (the "RELINQUISHMENT LETTERS") and duly executed by ANDRX and GENPHARM, as applicable, pursuant to which ANDRX and GENPHARM each irrevocably relinquishes its exclusive marketing rights under the Hatch-Waxman Act in respect of the ANDRX Product and the GENPHARM Product, as applicable, such relinquishment only to become effective immediately prior to the final marketing approval of the KUDCO Product. ANDRX and GENPHARM shall each do, in accordance with Section 6.1, all things reasonably necessary or, in KUDCO's reasonable judgment, desirable to cause the FDA to accept the Relinquishment Letters as soon as possible after the date hereof.

         2.3 LAUNCH OF ANDRX PRODUCT, GENPHARM PRODUCT. ANDRX and GENPHARM each agrees to launch, if in accordance with Prudent Practices, the ANDRX Product or GENPHARM Product, as applicable, for commercial sale in the Territory as soon as practical.

         2.4 ACTIVITIES INVOLVING KUDCO PRODUCT. Subject to Section 2.2(a), KUDCO shall have sole responsibility and discretion over the KUDCO Product and any Activities involving the KUDCO Product, including any regulatory matters, launch, pricing and marketing decisions, recalls, rebates, distribution and other decisions regarding the KUDCO Product.


         2.5 ACTIVITIES INVOLVING ANDRX PRODUCT OR GENPHARM PRODUCT. Subject to
Section 2.3, ANDRX and GENPHARM shall each have sole responsibility and discretion over the ANDRX Product or GENPHARM Product, as applicable, and any Activities involving the ANDRX Product or GENPHARM Product, as applicable, including any regulatory matters, launch, pricing and marketing decisions, recalls, rebates, distribution and other decisions regarding the ANDRX Product or GENPHARM Product, as applicable.

         2.6 DILIGENCE IN LITIGATION. Each of the parties agrees that, to the extent it has standing and can do so in good faith and in accordance with any applicable ethical and legal obligations (as determined by such Person's legal counsel), such party shall, at its own expense, diligently and timely proceed with the prosecution and/or defense of, as applicable, any Prilosec(R) Appeal consistent with the unilaterally determined strategy of such party in its own discretion. This provision shall not require any party to dismiss or fail to prosecute any part of any proceeding.


                                    SECTION 3

                                 FINANCIAL TERMS


         3.1 NET PROFIT SHARING.

                  (a) KUDCO shall pay to each of ANDRX and GENPHARM fifteen percent (15%) of the Net Profit from the KUDCO Product from the date on which it or any Affiliate first sells any unit of KUDCO Product until the date that is one hundred and eighty (180) days following the Commercial Launch Date. Such payment shall be made in accordance with
         Section 3.1(d).

                  (b) After the one hundred and eighty (180) day period described in Section 3.1(a) has lapsed, KUDCO shall thereafter pay to each of ANDRX and GENPHARM nine percent (9%) of the Net Profit from the KUDCO Product until the earlier of (i) an Appellate Court Decision Date or (ii) the date that is five hundred and forty-seven (547) days following the Commercial Launch Date. Such payment shall be made in accordance with Section 3.1(d).

                  (c) From and after an Appellate Court Decision Date or, in the event that the five hundred and forty-seven (547) day period described in Section 3.1(b) has lapsed prior to an Appellate Court Decision Date, KUDCO shall pay to each of ANDRX and GENPHARM six and one quarter percent (6.25%) of the Net Profit from the KUDCO Product during the seven hundred and thirty (730) day period from and after the earlier of
         (i) an Appellate Court Decision Date or (ii) the date that is five hundred and forty-seven (547) days following the Commercial Launch Date. Such payment shall be made in accordance with Section 3.1(d).

                  (d) Net Profit owing by KUDCO under this Section 3.1 shall be payable Monthly (a "MONTHLY INSTALLMENT") by the wire transfer of immediately available funds to such account or accounts as are designated by ANDRX or GENPHARM, as applicable. A Monthly Installment shall be paid within sixty (60) days after the last Business Day of the applicable Month; provided, however, that the Monthly Installments in respect of the Month in which the first commercial sale of the KUDCO Product occurs and the first full Month thereafter shall be paid within ninety (90) days after the last Business Day of the applicable Month. Each Monthly Installment shall be based upon KUDCO's reasonable estimate of the Net Profit earned during the applicable Month, and one

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

         or more subsequent Monthly Installments shall be adjusted, without duplication, to account for any discrepancy between the Net Profit estimated and those actually earned during such applicable Month. Except as stated in this Section 3.1, KUDCO shall have no obligation to share Net Profits with ANDRX or GENPHARM under this Agreement. KUDCO shall have no obligation to share Net Profits under more than one of Sections 3.1(a), 3.1(b) or 3.1(c) with respect to the sale of any particular unit of KUDCO Product, it being understood that Net Profits may be reclassified from one time period referred to in Section 3.1(a), 3.1(b) or 3.1(c) (each A "PROFIT SHARE TIME PERIOD") into another or from a time period outside the Profit Share Time Periods into one of them, in each case as per Section 3.1(e).

                  (e) (*)

                  (f) In the event an Injunction is effective prior to or during the Profit Share Time Periods from time to time, KUDCO shall share with ANDRX and GENPHARM any Net Damages it receives in respect of such Injunction in accordance with the percentages set forth in Section 3.1(a), 3.1(b) and 3.1(c), as appropriate. Such Net Damages shall be paid by the wire transfer of immediately available funds to such account or accounts as are designated by ANDRX or GENPHARM, as applicable, within ten (10) Business Days following KUDCO's receipt of such Net Damages. In the event there are no Net Damages in connection with such Injunction, then the Profit Share Time Periods shall be deemed tolled for the duration of such Injunction.

         3.2 NEGATIVE NET SALES. In the event that the Net Sales during any Month are negative, whether due to price reductions, returns, retroactive price or shelf stock adjustments, price equalizations or otherwise, each of ANDRX and GENPHARM shall, to the extent it has previously received Net Profit pursuant to
Section 3.1, reimburse KUDCO for ANDRX's or GENPHARM's, as applicable, proportionate share of such negative Net Sales, such proportionate share to equal the percentage interest of ANDRX or GENPHARM, as applicable, in Net Profits in effect, in whole or on average if in part, during such Month. Reimbursements of negative Net Sales owing by ANDRX or GENPHARM, as applicable, under this Section 3.2 shall be payable Monthly (a "MONTHLY REIMBURSEMENT") by the wire transfer of immediately available funds to such account or accounts as are designated by KUDCO. A Monthly Reimbursement shall be paid within 60 days after the last Business Day of the applicable Month. Each Monthly Reimbursement shall be based upon KUDCO's reasonable estimate of the negative Net Sales during the applicable Month and one or more subsequent Monthly Reimbursements shall be subsequently adjusted, without duplication, to account for any discrepancy between the negative Net Sales estimated and those actually suffered during such applicable Month. KUDCO may offset a Monthly Reimbursement against future Monthly Installments if such Monthly Reimbursement is not timely paid or the parties otherwise so agree. This Section 3.2 shall survive any termination of this Agreement for a period of two (2) years.

------------------------------
(*) Marked text omitted pursuant to an application for an order for confidential treatment filed separately with the Commission by Andrx Corporation.

         3.3 RECORDS AND AUDIT. KUDCO and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable hereunder (including the calculation of Net Sales, Gross Margin, Other Costs, Net Profit and Net Damages) to ANDRX or GENPHARM. Such books of account shall be kept at KUDCO's principal place of business or the principal place of business of the appropriate Affiliate of KUDCO to which this Agreement relates. Such books and the supporting data shall be open, at all reasonable times and upon reasonable notice during the term of this Agreement and for two (2) years after its termination, to the inspection of a firm of certified public accountants, selected by ANDRX and GENPHARM and reasonably acceptable to KUDCO, for the purpose of verifying KUDCO's Net Profit statements; provided, however, that such inspection shall not occur more than once per calendar year. All information learned in connection with, or generated as a result of, any such inspection shall be treated as KUDCO Proprietary Information for all purposes hereunder and, prior to commencing any such inspection, the relevant certified public accountants shall enter into a written agreement, in form and substance reasonably satisfactory to KUDCO, to be bound by the confidentiality provisions hereof, as they relate to KUDCO Proprietary Information. Except as otherwise provided in this Section 3.3, the cost of any such examination shall be paid by ANDRX or GENPHARM, as applicable. In the event that any such inspection reveals a deficiency in excess of 5% of a Monthly Installment (as adjusted pursuant to this Agreement prior to such inspection) covered by the inspection, KUDCO shall promptly pay ANDRX or GENPHARM, as applicable, the deficiency, plus interest, and shall reimburse ANDRX or GENPHARM, as applicable, for the reasonable and documented fees and expenses paid to such accountants in connection with their inspection of such period.

         3.4 MONTHLY REPORTS. In respect of any Month after the first commercial sale of the KUDCO Product in which any of Sections 3.1(a), 3.1(b) or 3.1(c) is in effect, KUDCO shall (i) within ten (10) Business Days of the last Business Day of such Month, deliver to each of ANDRX and GENPHARM a written report (a "MONTHLY REPORT") setting forth the estimated Net Sales, Cost of Goods Sold, Gross Margin, Other Costs and Net Profit in respect of the KUDCO Product for such Month and (ii) on or before making a Monthly Installment in respect of such Month, deliver to each of ANDRX and GENPHARM a Monthly Report in respect of the KUDCO Product for such Month. Such estimates shall be prepared by KUDCO in good faith.

         3.5 (*)

         3.6 (*)

         3.7 LATE PAYMENTS. Any amounts not paid by KUDCO, ANDRX or GENPHARM when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which ANDRX, GENPHARM or KUDCO, as applicable, has collected immediately available funds in an account designated by ANDRX, GENPHARM or KUDCO, as applicable, at a rate equal to the prime rate of interest quoted in the Money Rates section of THE WALL STREET JOURNAL, calculated daily on the basis of a 365-day year, as applicable.

------------------------------
(*) Marked text omitted pursuant to an application for an order for confidential treatment filed separately with the Commission by Andrx Corporation.

                                    SECTION 4

              REPRESENTATIONS AND WARRANTIES OF ANDRX AND GENPHARM

         Each of ANDRX and GENPHARM hereby represents and warrants solely on its own behalf that:

         4.1 ORGANIZATION, POWER AND AUTHORITY. Such Person is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Person has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to perform its obligations hereunder.

         4.2 DUE AUTHORITY; NO BREACH. The execution, delivery and performance by such Person of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action by such Person. This Agreement is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws as from time to time in effect. All persons who have executed this Agreement on behalf of such Person have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement by such Person nor the performance of the obligations contemplated hereby will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Articles of Incorporation or By-laws or similar organizational document of such Person or any contract or any other obligation to which such Person is a party or under which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, such Person or upon the securities, property or business of such Person, or (iii) constitute a violation by such Person of any applicable law or regulation of any jurisdiction as such law or regulation relates to such Person or to the property or business of such Person.

         4.3 LITIGATION. Other than the Prilosec(R)Litigation and the Prilosec(R)Appeal and the litigation captioned Dr. Reddy's Laboratories, Inc. v. Thompson ET AL., 02-452, 02-1769 (D.N.J.), there are no pending or, to the best of such Person's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings as of the date hereof against such Person which, either individually or together with any other, would reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations under this Agreement.

         4.4 GOVERNMENTAL APPROVAL. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by such Person or, except for the FDA's acceptance of the Relinquishment Letters, the performance by such Person of its obligations hereunder.

         4.5 BROKERAGE. No broker, finder or similar agent has been employed by or on behalf of such Person and no Person with which such Person has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

         4.6 RELINQUISHMENT LETTERS. KUDCO may rely upon each of the Relinquishment Letters and enforce such Relinquishment Letter, in its own name, against ANDRX or GENPHARM, as applicable.

         4.7 IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 4, NEITHER ANDRX NOR GENPHARM MAKES ANY REPRESENTATION OR WARRANTY HEREUNDER, EITHER IN FACT OR BY OPERATION OF LAW, AND EACH OF ANDRX AND GENPHARM SPECIFICALLY DISCLAIMS ANY AND ALL OTHER, IMPLIED OR STATUTORY WARRANTIES.


                                    SECTION 5

                     REPRESENTATIONS AND WARRANTIES OF KUDCO

         KUDCO represents and warrants that:

         5.1 ORGANIZATION, POWER AND AUTHORITY. KUDCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. KUDCO has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to perform its obligations hereunder.

         5.2 DUE AUTHORITY; NO BREACH. The execution, delivery and performance by KUDCO of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action by KUDCO. This Agreement is the legal, valid and binding obligation of KUDCO, enforceable against KUDCO in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws as from time to time in effect. All persons who have executed this Agreement on behalf of KUDCO have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement by KUDCO nor the performance of the obligations contemplated hereby will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Articles of Incorporation or By-laws of KUDCO or any contract or any other obligation to which KUDCO is a party or under which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, KUDCO or upon the securities, property or business of KUDCO, or (iii) constitute a violation by KUDCO of any applicable law or regulation of any jurisdiction as such law or regulation relates to KUDCO or to the property or business of KUDCO.

         5.3 LITIGATION. Other than the Prilosec(R) Litigation and the Prilosec(R) Appeal, there are no pending or, to the best of KUDCO's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings as of the date hereof against KUDCO which, either individually or together with any other, would reasonably be expected to have a material adverse effect on the ability of KUDCO to perform its obligations under this Agreement.

         5.4 GOVERNMENTAL APPROVAL. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by KUDCO or, except for KUDCO's receipt of final marketing approval for the KUDCO Product from the FDA, the performance by KUDCO of its obligations hereunder.

         5.5 BROKERAGE. No broker, finder or similar agent has been employed by or on behalf of KUDCO and no Person with which KUDCO has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

         5.6 ABILITY TO LAUNCH. To KUDCO's knowledge and subject to KUDCO's receipt of final marketing approval for the KUDCO Product from the FDA, there is no (i) judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon KUDCO or upon the securities, property or business of KUDCO, or (ii) any applicable law or regulation of any jurisdiction as such law or regulation relates to KUDCO or to the property or business of KUDCO, that, in each case, prohibits or prevents KUDCO from launching the KUDCO Product in the Territory or conducting Activities with respect to the KUDCO Product.

         5.7 PATENT INFRINGEMENT. To KUDCO's knowledge, KUDCO's conduct of the Activities in the Territory will not infringe the patent rights of any Third Party; provided that KUDCO makes no representation pursuant to this Section 5.7 or otherwise under this Agreement with respect to any of the patents that were the subject of the Prilosec(R) Litigation.

         5.8 IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, KUDCO MAKES NO REPRESENTATION OR WARRANTY HEREUNDER, EITHER IN FACT OR BY OPERATION OF LAW, AND KUDCO SPECIFICALLY DISCLAIMS ANY AND ALL OTHER, IMPLIED OR STATUTORY WARRANTIES.


                                    SECTION 6

               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         6.1 GOVERNMENTAL FILINGS. ANDRX, GENPHARM and KUDCO each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

         6.2 COMPLIANCE WITH LAW. ANDRX, GENPHARM and KUDCO shall each comply with all federal, state and local laws and regulations applicable to manufacturing, marketing, sale and distribution of its respective Product or the performance of their respective obligations hereunder, including the Hatch-Waxman Act, the FDCA and the PDMA. ANDRX, GENPHARM and KUDCO each shall keep all records and reports with respect to its Product required to be kept by applicable laws and regulations, and each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies. ANDRX, GENPHARM and KUDCO each shall promptly notify the other after receipt of any notice or any other indication whatsoever of any FDA or other governmental agency inspection, investigation or other inquiry, or other material notice or communication of any type, involving its respective Product or this Agreement. ANDRX, GENPHARM and KUDCO shall each cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing upon request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. ANDRX, GENPHARM and KUDCO shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, the Person subject to such inspection, investigation or other inquiry shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

         6.3 CONFIDENTIALITY. GENPHARM and KUDCO shall treat as confidential all confidential or proprietary information of ANDRX of which GENPHARM or KUDCO, as applicable, becomes aware in connection with this Agreement (collectively, "ANDRX PROPRIETARY INFORMATION"). GENPHARM and KUDCO shall neither disclose ANDRX Proprietary Information to any third party nor use ANDRX Proprietary Information for any purpose other than as set forth in this Agreement. ANDRX and GENPHARM shall treat as confidential all confidential or proprietary information of KUDCO of which ANDRX or GENPHARM, as applicable, becomes aware in connection with this Agreement (collectively, "KUDCO PROPRIETARY INFORMATION"). ANDRX and GENPHARM shall neither disclose KUDCO Proprietary Information to any third party nor use KUDCO Proprietary Information for any purpose other than as set forth in this Agreement. ANDRX and KUDCO shall treat as confidential all confidential or proprietary information of GENPHARM of which ANDRX or KUDCO, as applicable, becomes aware in connection with this Agreement (collectively, "GENPHARM PROPRIETARY INFORMATION"). ANDRX and KUDCO shall neither disclose GENPHARM Proprietary Information to any third party nor use GENPHARM Proprietary Information for any purpose other than as set forth in this Agreement.

         Nothing contained herein will in any way restrict or impair any party's (the "USING PARTY'S") right to use, disclose or otherwise deal with any Proprietary Information of one or more of the other parties hereto (as applicable, the "DISCLOSING PARTY") which the Using Party, through competent evidence, can demonstrate:

                  (a) at the time of disclosure, is known to the public or thereafter becomes known to the public by publication or otherwise through no fault of the Using Party;

                  (b) prior to the time of the disclosure, was in its possession and was not obtained directly or indirectly from the Disclosing Party;

                  (c) is independently and lawfully made available as a matter of right to the Using Party by a third party who is not thereby in violation of a confidential relationship with the Disclosing Party; or

                  (d) is developed by the Using Party independently of the Proprietary Information received from the Disclosing Party.

Notwithstanding the foregoing, each Party shall have the right to disclose information to the extent required to be disclosed by legal or regulatory process; provided, in each case the Using Party timely informs the Disclosing Party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the Disclosing Party to intervene and contest or attempt to limit the disclosure.

Neither GENPHARM nor KUDCO shall obtain any right or license of any kind in, to or under the ANDRX Proprietary Information hereunder. Neither ANDRX nor GENPHARM shall obtain any right or license of any kind in, to or under the KUDCO Proprietary Information hereunder. Neither ANDRX nor KUDCO shall obtain any right or license of any kind in, to or under the GENPHARM Proprietary Information hereunder.

         6.4 EXPENSES. ANDRX, GENPHARM and KUDCO shall each bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as expressly set forth in this Agreement, the performance of the obligations contemplated hereby.

         6.5 REASONABLE EFFORTS. ANDRX, GENPHARM and KUDCO each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons, including KUDCO's receipt of final marketing approval of the KUDCO Product from the FDA. KUDCO shall take to the extent it has standing and can do so in good faith and in accordance with any applicable ethical and legal obligations (as determined by such Person's legal counsel) all steps reasonably necessary, including the filing of lawsuits and appeals, to modify, vacate or reverse any Injunction entered prohibiting Activities with respect to the KUDCO Product.

         6.6 PUBLICITY. ANDRX, GENPHARM and KUDCO shall jointly issue the joint press release attached as EXHIBIT B hereto at a time to be agreed by the parties. ANDRX, GENPHARM and KUDCO each further agrees that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other, except as such release or announcement may be required by law, in which case the party making the release or announcement shall, before making any such release or announcement, afford each of the other parties a reasonable opportunity to review and comment upon such release or announcement. ANDRX, GENPHARM and KUDCO each recognize that disclosure of this Agreement to the IRS and other tax authorities may be required, and each waives the requirements of this Section 6.6 with respect to disclosure to such entities.

         6.7 COOPERATION. If any party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any third party, including the FDA, relating in any way to this Agreement, each of the other parties shall, at its own expense cooperate in all reasonable respects with such party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a party with reasonable access to any such employee at no cost for a period of time not to exceed 16 hours (e.g., two 8-hour business days). Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the parties may mutually agree.

         6.8 DEEMED BREACH OF COVENANT. Neither ANDRX, GENPHARM nor KUDCO shall be deemed to be in breach of any covenant contained in this Agreement if such party's deemed breach is the result of any action or inaction on the part of any other party.


                                    SECTION 7

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION.

                  (a) Each of ANDRX and GENPHARM shall severally indemnify, defend and hold KUDCO (and its directors, officers, employees and Affiliates) harmless from and against any and all Damages incurred or suffered by KUDCO (and its directors, officers, employees and Affiliates) as a consequence of:

                  (i) any breach of any representation or warranty made by ANDRX or GENPHARM, as applicable, in this Agreement or any agreement, instrument or document delivered by ANDRX or GENPHARM, as applicable, pursuant to the terms of this Agreement; or

                  (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of ANDRX or GENPHARM, as applicable, contained in this Agreement.

                  (b) KUDCO shall indemnify, defend and hold each of ANDRX (and its directors, officers, employees and Affiliates) and GENPHARM (and its directors, officers and employees) harmless from and against any and all Damages incurred or suffered by ANDRX (and its directors, officers, employees and Affiliates) or GENPHARM (and its directors, officers and employees), as applicable as a consequence of:

                  (i) any breach of any representation or warranty made by KUDCO in this Agreement or any agreement, instrument or document delivered by KUDCO pursuant to the terms of this Agreement; or

                  (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of KUDCO contained in this Agreement.

                  (c) Notwithstanding anything herein to the contrary, no party shall have any right to seek indemnification hereunder or obligation to provide indemnification based on any claim for patent infringement or any claim asserted by Astra, it being understood that this Section 7.1(c) shall not affect the calculation of Other Costs.

         7.2 NOTICE AND OPPORTUNITY TO DEFEND. Promptly after receipt by a party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 7.1. such party (the "INDEMNIFIED PARTY") shall give the indemnifying party or parties (the "INDEMNIFYING PARTY") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that (i) such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim or (ii) such notice is not given prior to thirty (30) months following any termination of this Agreement, or, if such notice relates to any obligation that survives the termination of this Agreement, prior to the first anniversary of the termination of such obligation. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding anything to the contrary in this Section 7.2,
(i) the party conducting the defense of a claim shall (A) keep each of the other parties informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (B) conduct the defense of such claim in a prudent manner, and (ii) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

         7.3 INDEMNIFICATION PAYMENT OBLIGATION. Excluding amounts payable to ANDRX or GENPHARM under Section 3.1 or amounts payable to KUDCO under Section
3.2 or Section 3.6, no Indemnifying Party will have any obligations under Sections 7.1(a) or 7.1(b) until the cumulative aggregate amount of Damages incurred or suffered by the Indemnified Party which the Indemnifying Party is otherwise subject to under this Agreement exceeds Five Hundred Thousand Dollars ($500,000) at which time the entire cumulative aggregate amount of such Damages shall be covered. The provisions of this Section 7.3 shall not limit or otherwise affect the obligations of any Indemnifying Party under any other Section of this Agreement.

         7.4 INDEMNIFICATION PAYMENT ADJUSTMENTS. The amount of any Damages for which indemnification is provided under this Section 7 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment actually arising from the incurrence or payment of any such Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds actually received and any other amount actually recovered, if any, by the Indemnified Party with respect to any Damages. If any Indemnified Party shall have received any payment pursuant to this Section 7 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (i) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Section 7 with respect to such Damages and
(ii) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Section 7 with respect to such Damages.

         7.5 INDEMNIFICATION PAYMENT. Upon the final determination of liability and the amount of the indemnification payment under this Section 7, the appropriate party shall pay to the applicable party, as the case may be, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder by the wire transfer of immediately available funds to such account or accounts as are designated by such other party.

         7.6 SURVIVAL. Subject to the notice periods described in Section 7.2, the provisions of Section 7 shall survive any termination of this Agreement. Each Indemnified Party's rights under Section 7 shall not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under Section 7.

         7.7 CONSEQUENTIAL DAMAGES. Notwithstanding anything to the contrary in this Agreement, neither ANDRX, GENPHARM nor KUDCO shall be liable to the other by reason of any representation or warranty, covenant or other term hereunder or any duty of common law for any special, consequential, incidental or punitive loss or damage, including lost profits, whether occasioned by the negligence of the respective parties, their employees or agents or otherwise, it being understood that the foregoing shall not limit KUDCO's payment obligations pursuant to Section 3.1.


         7.8 EXCLUSIVE REMEDY. ANDRX, GENPHARM and KUDCO each acknowledge and agree that, except for any injunctive relief if such remedy is appropriate under the circumstances, the foregoing indemnification provisions of this Section 7 shall be the exclusive remedy of ANDRX, GENPHARM or KUDCO with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties acknowledge that claims under Section 3.1(e) may be made in accordance with this Section 7.


                                    SECTION 8

                                   TERMINATION

         8.1 TERMINATION. The term of this Agreement shall begin upon the date hereof and, unless sooner terminated as hereinafter provided, shall end upon the earlier of (i) October 20, 2007 or (ii) subject to Section 3.1(f), the date that is one thousand two hundred and seventy-seven (1,277) days following the Commercial Launch Date (the "EXPIRATION DATE"). Notwithstanding the foregoing, this Agreement may be terminated prior to the Expiration Date as follows:

                  (a) [Intentionally Omitted]

                  (b) TERMINATION FOR DEFAULT. ANDRX, GENPHARM and KUDCO each shall have the right to terminate this Agreement for default upon the other's material failure to comply with the terms and conditions of this Agreement. At least thirty (30) days prior to any such termination for default, the party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 8.1(b), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting party fails to correct such default(s) within thirty (30) days after receipt of notification, or if the same cannot reasonably be corrected or remedied within thirty (30) days, then if the defaulting party has not commenced curing said default(s) within said thirty (30) days and be diligently pursuing completion of same, then such party immediately may by written notice terminate this Agreement with immediate effect.

                  (c) AUTOMATIC TERMINATION. This Agreement shall automatically terminate in its entirety with immediate effect on the date that the ANDRX Product or the GENPHARM Product may be lawfully and prudently marketed in the Territory without risk of patent infringement.

                  (d) OTHER TERMINATION. Each of (i) ANDRX and GENPHARM or (ii) KUDCO may by written notice terminate this Agreement in its entirety with immediate effect in the event that (A) KUDCO has not received final marketing approval from the FDA on or prior to March 31, 2003 or
         (B) KUDCO is permanently enjoined from selling the KUDCO Product prior to April 20, 2007 and (x) no appeal is taken or
         (y) said permanent injunction is affirmed on appeal, in each case such that KUDCO is not performing and shall not in the future perform any Activities with respect to the KUDCO Product prior to April 20, 2007.

         8.2 CONTINUING OBLIGATIONS. Termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto or any ongoing obligations hereunder including Section 3.1, and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement. This Section 8.1 shall be the exclusive means of termination hereof and shall not be in lieu of any other remedies available under this Agreement to a party hereto for any default hereunder on the part of each of the other parties. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Sections 3.2, 3.3, 3.6, 6.3, 6.4, 6.6, 7, 8.2 and 9, and such obligations shall survive any such termination in accordance with their respective terms.


                                    SECTION 9

                                  MISCELLANEOUS

         9.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither ANDRX, GENPHARM nor KUDCO may assign any of its rights, duties or obligations hereunder without the prior written consent of each of the other parties hereto, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, no prior written consent shall be required for an assignment from time to time of this Agreement (i) in connection with the acquisition by a Third Party of substantially all of the assets or outstanding shares of, or merger with, ANDRX, GENPHARM or KUDCO, as the case may be, if such Person caused such successor or assignee to expressly assume its obligations hereunder pursuant to a signed writing in form and substance reasonably satisfactory to each of the other parties hereto, (ii) in connection with the acquisition by a Third Party of substantially all of the assets relating to this Agreement of ANDRX, GENPHARM or KUDCO, as the case may be, if such Person caused such assignee to expressly assume its obligations hereunder pursuant to a signed writing in form and substance reasonably satisfactory to each of the other parties hereto or (iii) from ANDRX or KUDCO, as applicable, to such Person's Affiliates, provided that no such assignment to such Person's Affiliates shall relieve the assignee of its duties or obligations hereunder.

         9.2 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by facsimile shall be deemed to have been given on the date received) as follows:

If to ANDRX, as follows:

         Andrx Corporation
         4955 Orange Drive
         Davie, Florida 33314
         Facsimile: 954-792-1034
         Attention: General Counsel

If to GENPHARM, as follows:

         Genpharm, Inc.
         85 Advance Road
         Etobicoke, Ontario
         Canada  M8Z 2S9
         Facsimile: 416-236-9807
         Attention: Vice President, Legal

If to KUDCO, as follows:

         Kremers Urban Development Co.
         6140 West Executive Drive
         Mequon, Wisconsin 53092
         Facsimile: 262-242-1641
         Attention: President

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 9.2 by any party hereto to each of the other parties.

         9.3 WAIVER; REMEDIES. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. No delay on the part of ANDRX, GENPHARM or KUDCO in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either ANDRX, GENPHARM or KUDCO of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         9.4 SURVIVAL OF REPRESENTATIONS. Each of the representations and warranties made in this Agreement shall continue for the term of this Agreement and shall thereafter be extinguished.

         9.5 INDEPENDENT CONTRACTORS. The parties hereto are independent contractors, and nothing contained in this Agreement shall be deemed to create the relationship of partners, joint venturers, or of principal and agent, franchisor and franchisee, or of any association or relationship between the parties other than as expressly provided in this Agreement. Each of GENPHARM and KUDCO acknowledges that it does not have, and such Person shall not make representations to any third party, either directly or indirectly, indicating that such Person has, any authority to act for or on behalf of ANDRX or to obligate ANDRX in any way whatsoever. Each of ANDRX and GENPHARM acknowledges that it does not have, and such Person shall not make representations to any third party, either directly or indirectly, indicating that such Person has, any authority to act for or on behalf of KUDCO or to obligate KUDCO in any way whatsoever.

Each of ANDRX and KUDCO acknowledges that it does not have, and such Person shall not make representations to any third party, either directly or indirectly, indicating that such Person has, any authority to act for or on behalf of GENPHARM or to obligate GENPHARM in any way whatsoever.

         9.6 ENTIRE AGREEMENT. This Agreement, together with any Schedules or Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

         9.7 AMENDMENT. This Agreement may be modified or amended only by written agreement of the parties hereto.

         9.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

         9.9 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules which may direct the application of the law of another state.

         9.10 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement, including Section 3.1(e), shall be determined and settled by expedited arbitration in New York, New York, pursuant to the Commercial Rules of Arbitration then in effect of the American Arbitration Association except as set forth herein or as agreed in writing by the parties. The parties agree that in connection with any such arbitration each party (i) may seek provisional relief and (ii) shall take all steps necessary to have in a United States location funds sufficient to pay the amount demanded by the other party, it being understood that such funds need not be made available until the time of the arbitral award and that this provision is specifically enforceable . Said provisional relief shall be available from the panel or from a court of competent jurisdiction, which the parties stipulate may be a state or federal court in New York for these purposes. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction and may include an award of reasonable attorney's fees to the substantially prevailing party, as such arbitral tribunal deems appropriate, including with respect to claims made under Section 3.1(e). Any arbitration hereunder shall be (i) submitted to an arbitration tribunal comprised of three (3) independent members knowledgeable in the pharmaceutical industry, one of whom shall be selected by KUDCO, one of whom shall be jointly selected by ANDRX and GENPHARM, and one of whom shall be selected by the other two arbitrators; (ii) allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 90 days; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Arbitration shall not prevent any party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.

         9.11 CAPTIONS. All section titles or captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         9.12 NO THIRD-PARTY RIGHTS. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party to this Agreement.

         9.13 SEVERABILITY. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect.

         9.14 ATTACHMENTS. All Schedules, Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement for all purposes hereunder.

         IN WITNESS WHEREOF, the parties have caused this Commercialization Agreement to be duly executed and delivered on the day and year first above written.


                                               ANDRX PHARMACEUTICALS, INC.


                                               By:
                                                   -----------------------------
                                               Title:



                                               GENPHARM, INC.


                                               By:
                                                   -----------------------------
                                               Title:



                                               KREMERS URBAN DEVELOPMENT CO.


                                               By:
                                                   -----------------------------
                                               Title:

                                  EXHIBIT A to
                           Commercialization Agreement

                             RELINQUISHMENT LETTERS

                                  EXHIBIT B to
                           Commercialization Agreement


                               JOINT PRESS RELEASE
                                 [To be agreed]